UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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AT&T/BellSouth Merger
Change in Control Statement/Questions & Answers
March 10, 2006
Background
As detailed in the 2006 proxy statement, the Company has entered into executive severance agreements (which are presently effective until January 1, 2009) with the named executive officers (Ackerman, Feidler, Anderson, Dramis) that provide specified payments and enhanced benefits in the event of involuntary termination of employment related to a change in control of the Company.
In such event, each of these named executive officers would receive:
•	Payment of severance pay equal to three times his annual base pay plus three times his standard annual bonus.

•	An immediate pro-rata cash-out of his bonus for the year of termination.

•	All benefits under nonqualified deferred compensation plans, supplemental retirement plans and similar arrangements would in such event be immediately vested and nonforfeitable.

•	Vesting of long term compensation previously awarded and reported. (All of this long term compensation depends on the value of company stock and much of it has performance conditions attached that can result in the awards having no value).

•	The agreements also provide for certain “gross up” payments to compensate these named executive officers for excise taxes, if any are incurred in connection with the change in control, and reimbursement for certain outplacement services.
Had the executive remained employed by the Company, he would have eventually earned certain of these change in control benefits in any event.
A named executive officer will be entitled to the benefits under his executive severance agreement if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason (i.e., a constructive discharge).
A “change in control” is defined for the purposes of these agreements as:
1.	The acquisition by a party or certain related parties of 25% or more of the Company’s voting securities.

2.	A turnover in a majority of the Board of Directors in any period of two consecutive years under certain circumstances.

3.	Certain mergers, consolidations or similar transaction after which the Company’s shareholders hold less than 60% of the voting securities of the surviving entity.

4.	The sale or disposition of substantially all of the assets of the Company and its subsidiaries.

5.	The liquidation or dissolution of the Company.
Questions & Answers
Q.	Does the announced merger agreement with AT&T constitute a “change in control” allowing the payment of the benefits to eligible officers as defined by the proxy if the officer has a qualifying termination of employment?

A.	No. The announcement of the merger does not constitute a change in control. Consummation of the deal would constitute a change in control for purposes of the executive severance agreements at the time the merger is effective.

Q.	What does “terminated by the executive for good reason” mean?

A.	Generally speaking, a reduction in base pay, failure to pay or continue to provide certain benefits, a required relocation under certain circumstances, an adverse change in the executive’s assignment or duties, or a failure of the successor company to agree to perform the agreement.

Q.	Is Duane Ackerman covered by both his employment agreement effective November, 23, 1998 and the Executive Severance Agreement?

A.	The 1998 employment agreement remains in effect. However, in order for Mr. Ackerman to be entitled to benefits under his executive severance agreement, he must relinquish his rights to such benefits under the 1998 employment agreement.

Q.	What benefits are due to Mr. Ackerman then under the Executive Severance Agreement and on what date would these benefits be payable?

A.	Upon a change in control, Mr. Ackerman is entitled to certain of the benefits described in his change in control agreement. Under that agreement, following his employment termination, he will be entitled to severance pay equal to 3 times his annual base pay and 3 times his standard bonus amount, a pro rata bonus for the year of separation, certain gross-up payments for any excise taxes that become payable, if applicable, and all unvested restricted stock will immediately vest. (All employees who have unvested restricted stock would similarly have those shares vest upon an involuntary termination, including constructive discharge, within 2 years after closing under the terms of BellSouth’s incentive compensation plans and grant agreements).

Also under the terms of BellSouth’s incentive compensation plans and grant agreements, shortly after the merger Mr. Ackerman would receive a pro-rata payout of his outstanding performance share awards based on actual performance through of the date of closing. The performance share awards will pay out only if the performance objectives are met. (Note that this is the same treatment as all employees who have grants of BellSouth performance shares.)

Finally, under the merger agreement, shortly after closing AT&T will grant to all BellSouth employees who had performance shares partially forfeited upon the merger certain AT&T performance shares in replacement of those forfeited. For any BellSouth employees granted replacement performance shares by AT&T who are involuntarily terminated without cause or good reason within 2 years after closing, the replacement performance shares will vest at termination. Mr. Ackerman will be afforded this treatment upon his termination of employment. These AT&T performance shares pay out based on actual performance at the normal payment time for such grants after the end of the applicable performance period.

The Company performance shares and restricted stock grants mentioned above are not new grants, but existing grants that were previously awarded and reported in Company disclosures.

Finally, Mr. Ackerman may or may not ultimately realize value from the AT&T replacement performance shares described above. These shares are subject to (AT&T) performance criteria that can result in them being worth less than the value of a share of Company stock (e.g., can be worth zero). An example is shown in the 2003 LTIP column in the Summary Compensation Table on page 25 of the Proxy Statement. All named executive officers (except Mr. Feidler who was employed by Cingular Wireless at the time) received $0 in value from their previous grants scheduled to mature in that year. Mr. Ackerman also received $0 in value from his long term compensation that was awarded from 1999 through 2001.

Q.	What is the total dollar amount due to Mr. Ackerman as a result of this agreement?

A.	Pursuant to the terms of the Executive Severance Agreement, Mr. Ackerman would receive a severance payment of approximately $9.2 million. The amount of his pro rated bonus will depend his date of termination and on performance results through that date. It is not known at this time whether he will have any excise tax liability as a result of the change in control triggering a gross up payment. The value of his unvested restricted stock will depend upon the value of AT&T stock at the time of termination. The value of his pro-rated performance shares will depend on the performance of BellSouth through the date of closing. The replacement AT&T performance shares will pay out in the normal course based on AT&T’s performance results over the relevant performance periods. (See language above regarding long-term compensation)
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they become available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.